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                                                                    EXHIBIT 99.1
[LADD FURNITURE Letterhead]

                                                          NEWS RELEASE

                                                          For Immediate Release
                                                          Dec. 16, 1998

                                                         Contact: John J. Ong
                                                         (336) 315-4049
                                                         E-mail:jong@laddnet.com

                   LADD DIRECTORS AUTHORIZE STOCK REPURCHASE

         Greensboro, NC - The directors of LADD Furniture, Inc. have authorized the repurchase of up to 600,000 shares of the company's common stock over the next 24 months. Any such transactions will be made in the form of open market purchases, and will be funded by the company's existing credit arrangements.

         Commenting on this board action, LADD chairman, president and CEO Fred
L. Schuermann said, "We feel it is prudent that we have in place the capability to repurchase our common stock from time to time at attractive prices for the purpose of reducing dilution to our shareholders resulting from the exercise of employee and director stock options and from stock grant awards."

         Headquartered in Greensboro, NC, LADD is one of the largest North American residential furniture manufacturers. The company markets its wide range of wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these products worldwide through LADD International. LADD's contract sales group, doing business as American of Martinsville, is one of the world's leading suppliers of guest room furniture to the hotel industry, as well as to assisted-living (retirement) facilities and governmental markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF. Additional information on the company can be found on the Internet at www.laddfurniture.com.

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